EXHIBIT 23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 20, 2004, relating to the financial statements and financial highlights which appears in the February 29, 2004 Annual Report to Shareholders of the Empire Builder Tax Free Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Columbus, Ohio
June 28, 2004